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                                                                     Exhibit 4.5

               AMENDMENT, FREEZE AND TERMINATION AGREEMENT TO THE
           HARVEST NATURAL RESOURCES, INC. DEFERRED COMPENSATION PLAN
                           FOR THE BOARD OF DIRECTORS


         THIS AMENDMENT, FREEZE AND TERMINATION AGREEMENT is made by Harvest

Natural Resources, Inc. (the "Sponsor"),

                                  WITNESSETH:

         WHEREAS, the Sponsor previously entered into that Harvest Natural Resources, Inc. Deferred Compensation Plan for the Board of Directors (the "Plan");

         WHEREAS, the Sponsor reserved the right in Section 11 of the Plan to amend and/or terminate the Plan at any time; and WHEREAS, the Sponsor has determined to amend the Plan, effective May 31, 2005 (the "Termination Date"),
(1) to prohibit additional individuals from becoming participants under the Plan, (2) to cease all benefit accruals under the Plan and (3) to terminate the Plan and distribute all accrued and vested amounts payable under the Plan on December 2, 2005 (the "Distribution Date");

         NOW, THEREFORE, the Sponsor hereby agrees that notwithstanding any other provisions of the Plan to the contrary, the Plan is amended, frozen and terminated as follows.

         1. Effective as of the Termination Date, the Plan is amended by adding thereto the following new Section 14:

         14. ELIGIBILITY, BENEFIT ACCRUALS, VESTING AND COMPUTATION AND PAYMENT OF BENEFITS INCIDENT TO FREEZING AND TERMINATION OF THE PLAN

             A. ELIGIBILITY. Notwithstanding any other provision of the Plan to the contrary, no individual who is not a participant under the Plan (a "Participant") on May 31, 2005 (the "Termination Date") shall become a Participant on or after the Termination Date.

             B. BENEFIT ACCRUAL. Notwithstanding any other provision of the Plan to the contrary, any individual who is a Participant on the Termination

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             Date and who has not already ceased accruing benefits under the
             Plan shall cease accruing benefits under the Plan as of the Termination Date.

             C. VESTING. Notwithstanding any other provision of the Plan to the contrary, each Participant participating under the Plan who was not already fully vested in his or her accrued benefit under the Plan as of the Termination Date shall become fully vested as of the Termination Date in his or her accrued benefit under the Plan.

             D. COMPUTATION OF BENEFITS PAYABLE UNDER THE PLAN AS OF THE TERMINATION DATE. Notwithstanding any other provision of the Plan to the contrary, including, but not limited to, any provision of Sections 6 or 7 of the Plan, as of the Termination Date each Participant (or his or her beneficiary) shall be entitled to receive, in lieu of any other benefits under the Plan, a single sum payment in cash in an amount equal to the sum of (i) the number of phantom shares of the Company's common stock credited to the Participant's Harvest Stock Unit Account multiplied by an amount equal to the Distribution Date Fair Market Value and (ii) the amount credited to the Participant's Fixed Income Account. Notwithstanding any provision of the Plan to the contrary, the term "Distribution Date Fair Market Value" means the average of the high and low trading prices per share of the Company's common stock during the five (5) trading days immediately preceding the Distribution Date as reported in The Wall Street Journal listing of consolidation trading for New York Stock Exchange issues.

             E. PAYMENT OF BENEFITS PAYABLE UNDER THE PLAN ON THE DISTRIBUTION DATE. Notwithstanding any other provision of the Plan to the contrary, including, but not limited to, any provision of Section 7 of the Plan, or any election previously made under the Plan by the Participant, a Participant's benefit payable to him pursuant to
             Section 14.D shall be distributed to the Participant (or his or her beneficiary) as soon as administratively practicable after the Distribution Date, but in no case later than December 31, 2005.

         2. The Plan, as amended by this Amendment, Freeze and Termination Agreement, is frozen and terminated on the Termination Date.

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         IN WITNESS WHEREOF, the Sponsor has caused this Agreement to be executed as of the 19th day of May, 2005.

                                    HARVEST NATURAL RESOURCES, INC.


                                    ____________________________________________
                                    By:  James A. Edmiston
                                    Executive Vice President and Chief Operating
                                    Officer